Exhibit 99.1

MoneyGram Completes Comprehensive Recapitalization with Investor Group
Led By Thomas H. Lee Partners, L.P. and Goldman Sachs
MINNEAPOLIS March 25, 2008 — MoneyGram International, Inc. (NYSE:MGI) today announced that it has successfully completed the transaction with an investment group (the “Investors”) led by Thomas H. Lee Partners, L.P. (THL) and Goldman, Sachs & Co. (Goldman Sachs), to provide for a comprehensive recapitalization of the Company. Components of the recapitalization include the following:
•	The Investors, which include affiliates of THL and affiliates of Goldman Sachs, have purchased $760 million of Series B and Series B-1 Preferred Stock, convertible into 79% of the common equity of the Company at an initial conversion price of $2.50 per share.
•	The Company has also received $500 million in debt financing from affiliates of Goldman Sachs.
•	The Company has obtained an additional $250 million in senior debt financing and following completion of the transaction, has $100 million of revolving credit available under its previously existing $350 million credit agreement, which has been modified to provide for an extended term.
Philip W. Milne, President and Chief Executive Officer of MoneyGram, stated, “With the completion of this important transaction, MoneyGram now has the financial resources to support our customers and their growth plans. I want to thank our dedicated employees as well as our customers and agents for their confidence in MoneyGram during this difficult period.”
Mr. Milne continued, “The extension of our agreements with Wal-Mart Stores, Inc. and ACE Cash Express are very important developments for MoneyGram, underscoring the tremendous work of our team members to provide outstanding customer service and support. Our money transfer business continues to enjoy excellent growth and last month we surpassed a significant milestone by adding our 150,000th agent location. Through our recently launched global branding and bilingual national advertising campaign, we continue to invest in our brand to deliver growth into the future.”
Also as a result of the completed transaction, the investors have appointed Scott L. Jaeckel and Seth W. Lawry, principals of THL, as members of the Company’s Board of Directors. Jess Hay, Albert M. Teplin and Othon Ruiz-Montemayor will continue as members of the Board, as will Mr. Milne, the Company’s Chairman and Chief Executive Officer. Upon receipt of regulatory approval, THL is expected to appoint a majority of the Company’s Board of Directors.
About MoneyGram International, Inc.
MoneyGram International, Inc. is a leading global payment services company. The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company with approximately 150,000 global money transfer agent locations in 180 countries and territories. For more information, visit the company’s website at www.moneygram.com.

Forward Looking Statements
The statements contained in this press release regarding MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) our ability to satisfy our substantial dividend and debt service obligations, as well as covenant requirements in our new debt agreements; (b) our ability to obtain new material retail agent customer contracts and retain business from our existing significant agents and customers; (c) our ability to operate our Payment Systems segment profitably pursuant to our new official check strategy and portfolio realignment; (d) risks related to stockholder lawsuits and other litigation and governmental investigations of us or our agents which could result in material settlements, fines or penalties; (e) our ability to maintain existing or establish new banking relationships including our clearing bank relationships; (f) our ability to continue to compete effectively; (g) our ability to retain and attract key employees; (h) our ability to maintain sufficient capital and assets in order to pursue our growth strategy and fund key strategic initiatives, such as product development and acquisitions; (i) our ability to successfully and timely implement new or enhanced technology and infrastructure, delivery, methods and product and service offerings and to successfully scale our technology to match our growth; (j) our ability to manage credit and fraud risks risk related to our agents and third parties; (k) our ability to secure or enforce intellectual property protection and successfully defend against an intellectual property infringement action; (l) our ability and that of our agents to comply with the laws and regulations in the U.S. and abroad; (m) conducting money transfers in regions that are politically volatile and/or in a limited number of cases, subject to certain OFAC restrictions; (n) our ability to manage security risks related to our electronic processing and transmission of confidential customer information; (o) our ability to process and settle transactions accurately and efficiently without interruption of our network; (p) our ability to manage reputational damage to our brand due to the events leading to the recapitalization; (q) ability to manage risks related to opening of new retail locations and acquisition of businesses; (r) material slowdown or complete disruption in international migration patterns; (s) ability to maintain effective internal controls; (t) our significant recapitalization expenses and related expenses; (u) other factors more fully discussed in our filings with the Securities and Exchange Commission.
Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.
Contacts
 For MoneyGram:
 Media: Michael Fox, 203-682-8218 or Investors: Don Duffy, 203-682-8200
For Thomas H. Lee Partners, L.P.:
Kekst and Company, Jeffrey Taufield or Kimberly Kriger, 212-521-4800
For Goldman Sachs:
Andrea Raphael, 212-357-0025

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